Exhibit 99.1

Chadbourne & Parke LLP

1301 Avenue of the Americas

New York, NY 10019

telephone: (212) 408-5100

March 30, 2016

Endesa Américas S.A.

Santa Rosa 76

Santiago, Chile

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Endesa Américas S.A. (the “Company”), a publicly-held limited liability stock company (sociedad anónima) organized under the laws of the Republic of Chile, in connection with the registration statement on Form 20-F filed by the Company under the Securities Exchange Act of 1934, as amended, for the registration of the Company’s common stock (as amended or supplemented through the date hereof, the “Registration Statement”). We hereby confirm to you that the statements of U.S. tax law under “Item 9. The Offer and Listing—B. Plan of Distribution—U.S. Federal Income Tax Treatment of the Spin-Off, the Merger and the Tender Offer” are our opinion and constitute a fair and accurate summary of the matters set forth therein in all material respects, subject to the qualifications, limitations and assumptions set forth in the Registration Statement.

Our opinion set forth above is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal income tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, either of which could take a contrary position.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Chadbourne & Parke LLP

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